EXHIBIT 99.1

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.




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Great Pee Dee Bancorp,  Inc. Announces  Correction to Earnings Press Release for
the Fourth Quarter and Fiscal Year.

August 18, 2006

Cheraw, SC - Great Pee Dee Bancorp, Inc. (NASDAQ: PEDE), the parent company of Sentry Bank & Trust, announced a correction to its earnings release on July 20, 2006. The text of the press release and related financial supplements are included as an exhibit to this report. The information included in the text and financial supplements of the press releases is considered to be "furnished" under the Securities Exchange Act of 1934. The Company will include final financial statements and additional analyses for the twelve month periods ended June 30, 2006 and 2005, as part of its Form 10KSB covering that period.

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

                                                                     Great Pee Dee Bancorp, Inc.
                                                                        Summary of Operations
                                                                 (000's omitted except per share data)
                                              Three months        Three months        Twelve months       Twelve months
                                                  ended               ended               ended               ended
                                              June 30, 2006       June 30, 2005       June 30, 2006       June 30, 2005
                                               (unaudited)                             (unaudited)

             Interest Income                     $3,461              $2,528              $12,906             $9,746

             Interest Expense                     1,662               1,235                6,038              3,954

           Net Interest Income                    1,799               1,293                6,868              5,792

        Provision for Loan Losses                   123                 136                  363                192

   Net Interest Income after provision            1,676               1,157                6,505              5,600

           Non-interest income                      144                 438                  789                941

           Non-interest expense                   1,118               1,184                4,752              4,723

            Income before tax                       702                 411                2,542              1,818

               Income taxes                         235                 149                  943                654

                Net Income                          467                 262                1,599              1,164

           Net Income per share
                  Basic                            0.27                0.15                 0.93               0.68
                 Dilutive                          0.27                0.15                 0.92               0.68

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

                                                 Great Pee Dee Bancorp, Inc.
                                                   End of Period Balances
                                            (000's omitted except per share data)

                                       June 30, 2006        June 30, 2005
                                        (unaudited)

              Assets                      $212,706             $195,746

            Total Loans                    177,176              155,724

      Allowance for Loan Loss                1,901                1,593

             Deposits                      151,339              136,573

       Shareholder's Equity                 26,540               26,256

       Book Value per share                 $14.83               $14.52



             Contact:

       Great Pee Dee Bancorp
           John S. Long
           843-537-7656